Exhibit 10.2

December 23, 2010

Gerard G. Gorman

Dear Gerard:

We would like to clarify certain terms of the Amended and Restated Change of Control and Severance Agreement, dated as of December 17, 2008 (the “Agreement”), between you and Immunomedics, Inc. (the “Company”), to reflect the parties’ original intent to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent that payments under the Agreement are not otherwise exempt from Section 409A, as follows. Capitalized terms used in this letter agreement that are not defined herein shall have the meaning set forth in the Agreement.

1. Timing of Severance Benefits After Execution of a Release. Part Two of the Agreement provides that should your employment with the Company terminate by reason of an Involuntary Termination within 12 months after a Change in Control, or should your employment be terminated by the Company during the Pre-Closing Period for any reason other than a Termination for Cause, then you will become entitled to receive the applicable Change in Control Severance Benefits provided under Part Two of the Agreement, provided you execute and deliver to the Company a general release (substantially in the form attached to the Agreement, the “Release”) which becomes effective under applicable law and pursuant to which you release the Company and its officers, directors, stockholders, employees and agents from any and all claims you may otherwise have with respect to the terms and conditions of your employment with the Company and the termination of that employment. In order to effectuate this Release contingency under Part Two of the Agreement, the Company hereby agrees that it will provide you with the form of release agreement on or within seven days after your Involuntary Termination and, to be entitled to any Change in Control Severance Benefits, you must execute, and not revoke, it during the minimum time period permitted by applicable law.

Subject to your execution and non-revocation of the Release, the Change in Control Severance Benefits shall be paid or commence being paid, as specified in the Agreement, within 60 days after your separation from service but not earlier than the date on which the Release becomes effective and not in contravention of any delay required by Section 2 of Part Four of the Agreement. If, however, the period during which you have discretion to execute and/or revoke the Release straddles two calendar years, then to the extent that the Change in Control Severance Benefits constitute deferred compensation that is subject to Section 409A, the Change in Control Severance Benefits shall not be paid or commence being paid, as applicable, before the

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beginning of the second of the two calendar years, regardless of within which calendar year you actually deliver the executed Release to the Company. Consistent with Section 409A, you may not, directly or indirectly, designate the calendar year of payment. Nothing in this letter agreement shall be construed to alter the terms of the Agreement that condition your entitlement to any Severance Payments upon your compliance with any other terms and conditions specified in the Agreement.

2. No Other Changes. You agree that the terms and conditions of the Agreement, to the extent not modified hereby, will continue to apply as specified in the Agreement.

[Signatures follow.]

To indicate your acceptance of these updated terms and conditions of the Agreement, please sign and return one copy of this letter to me by no later than December 31, 2010.

Sincerely,

IMMUNOMEDICS, INC.

By:	/s/ Cynthia L. Sullivan
	Name:	Cynthia L. Sullivan
	Title:	President & CEO

Agreed to and accepted:

/s/ Gerard G. Gorman
Gerard G. Gorman

Dated: 12/23/10

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